Exhibit 99.1

For immediate release	June 13, 2019

Crown Crafts Reports Fiscal 2019 Fourth Quarter and Full Year Results

●	Sales up 8.7% for the year
●	Gross margin and net income increased for the quarter and fiscal year
●	Returned $3.2 million in cash dividends to shareholders during past 12 months

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fourth quarter and fiscal year 2019, which ended March 31, 2019.

“I am extremely proud of Crown Crafts’ performance in fiscal year 2019,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Not only did we recover from a very challenging prior year, but we also achieved strong financial results.”

“At the onset of fiscal year 2019 we were dealing with difficult market conditions, including, most notably, the bankruptcy and liquidation of one of our largest retail customers,” continued Chestnut. “We had to adjust quickly to find new customers and distribution channels for our products. I am very proud of the hard work and responsiveness displayed by our staff, and I am pleased to be able to announce increases in sales, margin and net income. It was a good year!”

Financial Results

Net income for the fourth quarter of fiscal 2019 was $1.4 million, or $0.14 per diluted share, on net sales of $21.7 million, compared with net income of $1.2 million, or $0.12 per diluted share, on net sales of $22.7 million for the fourth quarter of fiscal 2018. Gross profit for the current-year quarter was 28.6% of net sales, up from 25.9% in the prior-year quarter.

For the fiscal year, net income was $5.0 million, or $0.50 per diluted share, on net sales of $76.4 million, compared with net income of $3.0 million, or $0.30 per diluted share, on net sales of $70.3 million for fiscal 2018. Gross profit for the current year was 29.2% of net sales, up from 28.1% in the prior year.

Quarterly Cash Dividend

As announced on May 13, 2019, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 5, 2019 to stockholders of record at the close of business on June 14, 2019.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on June 20, 2019. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10131380.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:
Olivia W. Elliott
	Vice President and Chief Financial Officer	or	Halliburton Investor Relations
	(225) 647-9124		(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Periods Ended		Fiscal Years Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
	(Unaudited)
Net sales	$21,717	$22,686	$76,381	$70,270
Gross profit	6,212	5,886	22,307	19,779
Gross profit percentage	28.6%	25.9%	29.2%	28.1%
Income from operations	1,976	1,978	7,113	5,507
Income before income tax expense	1,900	1,897	6,791	5,421
Income tax expense	508	650	1,772	2,400
Net income	1,392	1,247	5,019	3,021
Basic earnings per share	$0.14	$0.12	$0.50	$0.30
Diluted earnings per share	$0.14	$0.12	$0.50	$0.30

Weighted Average Shares Outstanding:
Basic	10,117	10,086	10,092	10,072
Diluted	10,119	10,093	10,094	10,079

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	March 31, 2019	April 1, 2018
Cash and cash equivalents	$143	$215
Accounts receivable, net of allowances	17,772	18,498
Inventories	19,534	19,788
Total current assets	38,679	39,754
Finite-lived intangible assets - net	6,432	7,272
Goodwill	7,125	7,125
Total assets	$54,779	$56,581

Total current liabilities	7,711	6,788
Long-term debt	4,486	9,458

Shareholders’ equity	41,388	39,318
Total liabilities and shareholders’ equity	$54,779	$56,581